                              SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No.)

Filed by the Registrant (x)
Filed by a Party other than the Registrant ( )

Check the appropriate box:

( ) Preliminary Proxy Statement            ( )  Confidential for Use of the
                                                Commission Only (as Permitted
                                                by Rule 14a-6(e)(2))

(x)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              Invacare Corporation
                              --------------------
                (Name of Registrant as Specified In Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the Appropriate box):

(x)  No fee required.
( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

     1)  Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------

     2)  Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------

     4)  Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------

     5)  Total fee Paid:
         -----------------------------------------------------------------

( )  Fee paid previously with preliminary materials.
( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:
         -----------------------------------------------------------------

     2)  Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------

     3)  Filing Party:
         -----------------------------------------------------------------

     4)  Date Filed:
         -----------------------------------------------------------------

                                One Invacare Way
                                Elyria, OH 44035



                                                                  April 16, 2001

To the Shareholders of

INVACARE CORPORATION:

     This  year's  Annual  Meeting  of  Shareholders  will be held at 10:00 A.M.
(EDT), on Thursday, May 24, 2001, at the Lorain County Community College, Spitzer Conference Center, Grand Room, 1005 North Abbe Road, Elyria, Ohio. We will be reporting on your Company's activities and you will have an opportunity to ask questions about our operations.

     We hope that you are planning to attend the Annual Meeting personally and we look forward to seeing you. Whether or not you expect to attend in person, the return of the enclosed Proxy as soon as possible would be greatly appreciated and will ensure that your shares will be represented at the Annual Meeting. If you do attend the Annual Meeting, you may, of course, withdraw your Proxy should you wish to vote in person.

     On behalf of the Board of Directors and management of Invacare Corporation, I would like to thank you for your continued support and confidence.

                                            Sincerely yours,



                                            /S/ A. Malachi Mixon, III
                                            - - - - - - - - - - - - -
                                            A. Malachi Mixon, III
                                            Chairman and Chief
                                            Executive Officer

                              INVACARE CORPORATION

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 24, 2001

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Invacare Corporation (the "Company") will be held at the Lorain County Community College, Spitzer Conference Center, Grand Room, 1005 North Abbe Road, Elyria, Ohio on Thursday, May 24, 2001, at 10:00 A.M. (EDT), for the following purposes:

1. To elect four Directors, to the class whose three-year term of office will expire in 2004;

2. To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

     Holders of Common Shares and Class B Common Shares of record as of the close of business on Monday, April 2, 2001 are entitled to receive notice of and vote at the Annual Meeting. It is important that your shares be represented at the Annual Meeting. For that reason, we ask that you promptly sign, date and mail the enclosed Proxy card in the return envelope provided. Shareholders who attend the Annual Meeting may revoke their Proxy and vote in person.

                                            By order of the Board of Directors,



                                            /S/ Thomas R. Miklich
                                            - - - - - - - - - - - - -
                                            Thomas R. Miklich
                                            Secretary


April 16, 2001

                              INVACARE CORPORATION

                                 PROXY STATEMENT

                        Mailed on or about April 16, 2001

            ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 24, 2001


                               GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of Proxies by the Board of Directors of Invacare Corporation (hereinafter called "Invacare" or the "Company") for use at the Annual Meeting of Shareholders of the Company to be held on May 24, 2001 and any adjournments or postponements thereof. The time, place and purposes of the Annual Meeting are stated in the Notice of Annual Meeting of Shareholders, which accompanies this Proxy Statement. The expense of soliciting Proxies, including the cost of preparing, assembling and mailing the Notice, Proxy Statement and Proxy, will be borne by the Company. In addition to solicitation of Proxies by mail, solicitation may be made by the Company's Directors, officers or employees, without additional compensation, personally and by telephone, and the Company may pay persons holding shares for others their expenses for sending proxy materials to their principals. No solicitation will be made other than by Directors, officers and employees of the Company.

     Any person giving a Proxy pursuant to this solicitation may revoke it. The General Corporation Law of Ohio provides that, unless otherwise provided in the Proxy, a shareholder, without affecting any vote previously taken, may revoke a Proxy not otherwise revoked by giving notice to the Company in writing or in open meeting. All validly executed Proxies received by the Board of Directors of the Company pursuant to this solicitation will be voted at the Annual Meeting, and the directions contained in such Proxies will be followed in each instance. If no directions are given, the Proxy will be voted "FOR" the election of the four nominees listed in the Proxy.


                                  VOTING RIGHTS

     At the close of business on April 2, 2001, the Company had 29,429,378 Common Shares, without par value ("Common Shares"), and 1,112,441 Class B Common Shares, without par value ("Class B Common Shares"), outstanding and entitled to vote. The holders of the outstanding Common Shares as of April 2, 2001 will be entitled to one vote for each share held by them and the holders of the outstanding Class B Common Shares as of April 2, 2001 will be entitled to ten votes for each share held by them. Except as otherwise provided by the Company's Amended and Restated Articles of Incorporation or required by law, holders of Common Shares and Class B Common Shares will at all times vote on all matters, including the election of Directors, together as one class. Pursuant to the Company's Amended and Restated Articles of Incorporation, no holder of shares of any class has cumulative voting rights in the election of Directors. Only shareholders of record at the close of business on April 2, 2001 are entitled to notice of and to vote at the Annual Meeting.

               SHARE OWNERSHIP OF PRINCIPAL HOLDERS AND MANAGEMENT

     Share ownership of certain beneficial owners. The following table sets forth, as of February 28, 2001, the share ownership of each person or group known by the Company to beneficially own more than 5% of either class of shares of the Company:

                                                                                     Class B
                                                   Common Shares                 Common Shares
                                                 beneficially owned           beneficially owned*
                                                 ------------------           -------------------
                                                    Number                    Number                   Percentage
Name and business address                             Of                        of                      of total
of beneficial owner                                 Shares      Percentage    shares     Percentage   voting power
---------------------------------------------     ---------     ----------    ------     ----------   ------------
A. Malachi Mixon, III (1)....................     1,299,921        4.4%      703,912       51.3%          18.5%
One Invacare Way, Elyria, Ohio 44035

Joseph B. Richey, II (2).....................       772,088        2.6%      376,262       27.4%          10.1%
One Invacare Way, Elyria, Ohio 44035

Invacare Corporation Employees'
Stock Bonus Trust and Plan (3)...............       927,091        3.2%      259,386       18.9%           7.8%
One Invacare Way, Elyria, Ohio 44035

Ariel Capital Management, Inc................     2,961,130       10.1%         -            -             6.6%
200 E. Randolph Dr, Suite 2900,
Chicago, IL 60601 (4)(5)

Lazard Freres & Co. LLC......................     1,966,996        6.7%         -            -             4.4%
30 Rockefeller Plaza  New York, NY 10020 (4)(6)


*    Pursuant to the Company's  Amended and Restated  Articles of Incorporation,
     (i) all holders of Class B Common Shares are entitled to convert any or all of their Class B Common Shares to Common Shares at any time, on a share-for-share basis, and (ii) the Company may not issue any additional Class B Common Shares unless such issuance is in connection with share dividends on, or share splits of, Class B Common Shares.

(1) Mr. Mixon is Chairman of the Board of Directors and Chief Executive Officer of the Company. The Common Shares beneficially owned by Mr. Mixon include 651,983 Common Shares which may be acquired upon the exercise of stock options during the 60 days following February 28, 2001. For purposes of calculating the percentage of outstanding Common Shares beneficially owned by Mr. Mixon and his percentage of total voting power, the Common Shares which he had the right to acquire during that period by exercise of stock options are deemed to be outstanding. The number of shares shown as beneficially owned by Mr. Mixon also includes 14,966 Common Shares held in the name of Roundwood Capital L.L.P., which represent his ownership interest in Roundwood Capital L.L.P. The number of shares shown as beneficially owned by Mr. Mixon does not include 221,391 Common Shares which have been transferred into two family trusts. The number of shares shown as beneficially owned by Mr. Mixon also does not include 188,532 Common Shares which have been transferred into two trusts for the benefit of his two adult children. Mr. Mixon disclaims beneficial ownership of such shares.

(2) Mr. Richey is President-Invacare Technologies, Senior Vice President-Electronic & Design Engineering and a Director of the Company. The Common Shares beneficially owned by Mr. Richey include 214,040 Common Shares which may be acquired upon the exercise of stock options during the 60 days following February 28, 2001. For purposes of calculating the percentage of outstanding Common Shares beneficially owned by Mr. Richey and his percentage of total voting power, the Common Shares which he had the right to acquire during that period by exercise of stock options are deemed to be outstanding.

(3) The Invacare Corporation Employees' Stock Bonus Trust and Plan is an employee benefit plan established and operated as a trust for the benefit of the Company's employees. Fidelity Investments is the trustee of the Invacare Corporation Employees' Stock Bonus Trust and Plan, with Invacare Corporation as Administrator of the Plan. As such, the shares held by the Plan are voted at the Company's direction.

(4) The number of Common Shares beneficially owned is based upon a Schedule 13G filed to reflect share ownership as of December 31, 2000.

(5) The Schedule 13G was filed by Ariel Capital Management, Inc., which has sole voting power with respect to 2,814,280 of the 2,961,130 Common Shares held, and sole dispositive power with respect to all 2,961,130 of the Common Shares held.

(6) The Schedule 13G was filed by Lazard Freres & Co. Inc., which has sole voting power with respect to 1,678,565 of the 1,966,996 Common Shares held, and sole dispositive power with respect to all 1,966,996 of the Common Shares held.

     Share ownership of management. The following table sets forth, as of February 28, 2001, the share ownership of all Directors, each of the Named Executive Officers (as defined below) and all Directors and executive officers as a group:

                                                                            Class B
                                             Common Shares               Common Shares
                                           beneficially owned         beneficially owned**
                                           ------------------         --------------------
                                                                                                    Percentage
                                             Number                     Number                       of total
 Name of beneficial owner                  of shares    Percentage    of shares    Percentage      voting power
 ------------------------                  ---------    ----------    ---------    ----------      ------------
 Gerald B. Blouch (4)................        362,018        1.2%          -             -                *
 James C. Boland (4).................         13,916         *            -             -                *
 Frank B. Carr (4)...................         92,377         *            -             -                *
 Michael F. Delaney (4)..............         12,293         *            -             -                *
 Whitney Evans (4)...................         38,237         *            -             -                *
 Bernadine P.  Healy (4).............         19,538         *            -             -                *
 Thomas R. Miklich (4)...............        151,275         *            -             -                *
 A. Malachi Mixon, III (1)...........      1,299,921        4.4%        703,912       51.3%            18.5%
 Dan T. Moore, III (4)...............        382,451        1.3%          -             -                *
 E. P. Nalley (3)(4).................        138,993         *            -             -                *
 Joseph B. Richey, II (2)............        772,088        2.6%        376,262       27.4%            10.1%
 Louis F.J. Slangen (4)..............        156,770         *            -             -                *
 William M. Weber (4)................        133,976         *            -             -                *
 All executive officers and Directors
 as a group(18 persons) (4)..........      3,776,088       12.2%      1,080,174       78.8%            32.4%

*    Less than 1%.
**   Pursuant to the Company's  Amended and Restated  Articles of Incorporation,
     (i) all holders of Class B Common Shares are entitled to convert any or all of their Class B Common Shares to Common Shares at any time, on a share-for-share basis, and (ii) the Company may not issue any additional Class B Common Shares unless such issuance is in connection with share dividends on, or share splits of, Class B Common Shares.


(1)  See Footnote 1 to the preceding table.

(2)  See Footnote 2 to the preceding table.


(3) Mr. Nalley is a Director of the Company. Of the Common Shares listed as beneficially owned by Mr. Nalley, 135,576 are owned by trusts for the benefit of Mr. Nalley.

(4) The Common Shares beneficially owned by the Company's executive officers and Directors as a group include an aggregate of 1,668,802 Common Shares which may be acquired upon the exercise of stock options during the 60 days following February 28, 2001. For purposes of calculating the percentage of outstanding Common Shares beneficially owned by the Company's executive officers and Directors as a group and their percentage of total voting power, Common Shares which they had the right to acquire during said period by exercise of stock options are deemed to be outstanding. The number of Common Shares that may be acquired during such period by the exercise of stock options for the noted individuals is as follows: Mr. Blouch, 320,115 shares; Mr. Boland, 12,916 shares; Mr. Carr, 3,417 shares; Mr. Delaney, 1,293 shares; Mr. Evans, 4,424 shares; Dr. Healy, 14,538 shares; Mr. Miklich, 146,875 shares; Mr. Moore, 6,359 shares; Mr. Nalley, 3,417 shares; Mr. Slangen, 122,650 shares; and Mr. Weber, 750 shares.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's executive officers and Directors and persons who own 10% or more of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the "Commission"). Executive officers, Directors and beneficial holders of more than 10% of the Company's Common Shares are required by the Commission regulations to furnish the Company with copies of all Forms 3, 4 and 5 that they file.

     Based solely upon the Company's review of the copies of such forms it has received, the Company believes that all of its executive officers, Directors and beneficial holders of more than 10% of the Company's Common Shares complied with all filing requirements applicable to them with respect to transactions during the fiscal year ended December 31, 2000, except that (i) the sales by Dan T. Moore of: 12,000, 39,600, 3,000 and 3,400 Common Shares on February 2, 2000, November 9, 2000, November 10, 2000, and November 14, 2000, respectively, which were reported on a Form 5 dated February 6, 2001 and (ii) the sale by M. Louis Tabickman of 5,000 Common Shares on May 12, 2000, which was reported on a Form 5 dated February 12, 2001.


                              ELECTION OF DIRECTORS

     Under the Company's Code of Regulations, as amended, the authorized number of Directors of the Company shall be not less than five, nor more than fifteen. The members of the Company's Board of Directors are divided into three classes with a term of office of three years, with the term of one class expiring each year. The size of the Board is currently fixed at twelve. At the Annual Meeting, four Directors will be elected to serve a three-year term until the Annual Meeting in 2003 or until their successors have been elected and qualified. Under Ohio law and the Company's Amended and Restated Articles of Incorporation, the individuals receiving the greatest number of votes cast at the Annual Meeting will be elected as Directors of the Company. Accordingly, assuming a quorum exists, abstentions and broker non-votes will have no effect on the election of Directors. Holders of shares entitling them to exercise a majority of the voting power of the Company, present in person or by proxy at the Annual Meeting, will constitute a quorum for such meetings.

     The Proxy holders named in the accompanying Proxy or their substitutes will vote such Proxy at the Annual Meeting or any adjournments thereof "FOR" the election of the four nominees for Director as named below, unless the shareholder provides instruction by marking the appropriate space on the Proxy that authority to vote is withheld. Each of the nominees, is presently a Director of the Company and has indicated his willingness to serve as a Director if elected. If any nominee should become unavailable for election (which contingency is not now contemplated or foreseen), it is intended that the shares represented by the Proxy will be voted for such substitute nominee as may be named by the Board of Directors. In no event will the accompanying Proxy be voted for more than four nominees or for persons other than those named below and any such substitute nominee for any of them.


                             Nominees for Election

Name                                Age   Position with the Company
----                                ---   -------------------------
Gerald B. Blouch                    54    President, Chief Operating Officer and
                                          a Director
John R. Kasich                      48    Director
Dan T. Moore, III (1)(3)            61    Director
Joseph B. Richey, II                64    President - Invacare Technologies,
                                          Senior Vice President - Electronic and
                                          Design Engineering and a Director

                         Directors Continuing in Office

A. Malachi Mixon, III (3)(4)(5)     60    Chairman, Chief Executive Officer and
                                          a Director
Frank B. Carr (1)(4)(5)             73    Director
Michael F. Delaney (4)(5)           52    Director
Dr. Bernadine P. Healy (2)(3)(5)    56    Director
James C. Boland (2)(6)              61    Director
Whitney Evans (2)(6)                64    Director
E.P. Nalley (4)(6)                  81    Director
William M. Weber (1)(2)(6)          61    Director

----------
(1) Member of the Audit Committee.         (5) Term as Director expires in 2002.
(2) Member of the Compensation Committee.  (6) Term as Director expires in 2003.
(3) Member of the Nominating Committee.
(4) Member of the Investment Committee.

     Gerald B. Blouch has been President and a Director of the Company since November 1996. Mr. Blouch has been Chief Operating Officer since December 1994 and Chairman-Invacare International since December 1993. Previously, Mr. Blouch was President-Homecare Division from March 1994 to December 1994 and Senior Vice President-Homecare Division from September 1992 to March 1994. Mr. Blouch served as Chief Financial Officer of the Company from May 1990 to May 1993 and Treasurer of the Company from March 1991 to May 1993.

     John R. Kasich was elected as a Director of the Company by the Board of Directors, pursuant to the Company's Amended Code of Regulations, in March 2001. Mr. Kasich is the managing director of Lehman Brothers' investment banking group. He spent 18 years as a member of the House of Representatives of the United States Congress, and served as head of the House Budget Committee from 1995 to 2000. He was the chief architect of the Balanced Budget Act of 1997, which eliminated the federal budget deficits. As a committee chairman, he was the House's top negotiator with the White House over details of the plan, setting spending limits for all federal government agencies and cutting taxes.

     Dan T. Moore, III has been a Director since 1980. Mr. Moore was the founder and has been the owner of Dan T. Moore Co. since 1979; the principal owner and Chairman of Soundwich, Inc. since 1988, Flow Polymers, Inc. since 1985, Perfect Impression since 1984 and Advanced Ceramics since 1993, all of which are manufacturing companies. He has been a Director of U.S. Enrichment Corporation
(NYSE) since 1998. Mr. Moore is also a Trustee of the Cleveland Clinic Foundation, and is Chairman of Cleveland Clinic Home Care.

     Joseph B. Richey, II has been a Director since 1980, and in 1992 was named President-Invacare Technologies and Senior Vice President-Electronic & Design Engineering. Previously, Mr. Richey was Senior Vice President-Product Development from 1984 to 1992, and Senior Vice President and General Manager-North American Operations from September 1989 to September 1992. Mr. Richey also serves as a Director of Steris Corporation (NYSE), Cleveland, Ohio, a manufacturer and distributor of medical sterilizing equipment, a Director of Royal Appliance Manufacturing Co. (NYSE), Cleveland, Ohio, a manufacturer of vacuum cleaners, a Director of Unique Mobility Inc. (AMEX), Golden, Colorado, an engineering concern and manufacturer of high efficiency permanent magnet motors and electronic controls, and Chairman of the Board of Directors of NeuroControl Corporation, Cleveland, Ohio, a privately held company, which develops and markets electromedical stimulation systems restoring function to paralyzed limbs and muscles.

     A. Malachi Mixon, III has been Chief Executive Officer since 1979 and Chairman of the Board since 1983. Mr. Mixon has been a Director of the Company since 1979 and also served as President until 1996, when Gerald B. Blouch, the Company's Chief Operating Officer, was elected President by the Company's Board of Directors. Mr. Mixon serves as a Director of The Lamson & Sessions Co.
(NYSE), Cleveland, Ohio, a supplier of engineered thermoplastic products and The Sherwin-Williams Company (NYSE), Cleveland, Ohio, a manufacturer and distributor of coatings and related products. Mr. Mixon also serves as Chairman of the Board of Trustees of The Cleveland Clinic Foundation, Cleveland, Ohio, one of the world's leading academic medical centers.

     Frank B. Carr, a private investor, has been a Director since 1982. From 1983 to 1996, Mr. Carr was a Managing Director of McDonald & Company Securities, Inc., Cleveland, Ohio, an investment banking and brokerage firm, and a partner in its predecessor firm (McDonald & Company) from 1968. Mr. Carr also serves as a Director of Preformed Line Products Company, Cleveland, Ohio, a supplier of supports and connectors for electric power and communications lines.

     Michael F. Delaney has been a Director since 1986. From 1983 to the present, Mr. Delaney has been the Associate Director of Development of the Paralyzed Veterans of America, Washington, D.C.

     Dr. Bernadine P. Healy has been a Director since 1996. Dr. Healy has been President and CEO, American Red Cross since September 1999. From 1995 to August 1999, Dr. Healy served as the Dean and Professor of Medicine of the College of Medicine and Public Health of The Ohio State University, Columbus, Ohio. From 1994 to 1995, Dr. Healy served as Director of Health and Science Policy at The Cleveland Clinic Foundation, Cleveland, Ohio; and from 1991 to 1993, she served as Director of the National Institutes of Health in Bethesda, Maryland. From 1985 to 1991, Dr. Healy served as the Chairman of the Research Institute of The Cleveland Clinic Foundation, Cleveland, Ohio. Dr. Healy is a Trustee of the Battelle Memorial Institute in Columbus, Ohio. Dr. Healy also serves as a Director of Medtronic, Inc. (NYSE), a producer of cardiac pacemakers; National City Corporation (NYSE), Cleveland, Ohio, a bank holding company; and Ashland, Inc. (NYSE), Covington, Kentucky, a company in oil and gas operations. Dr. Healy also has been a Medical Contributor for CBS News.

     James C. Boland has been a Director since 1998. Mr. Boland has served as President and Chief Executive Officer of CAVS/Gund Arena Company (the Cleveland Cavaliers and the Cleveland Rockers professional teams and Gund Arena) since January 1998. Prior to his retirement from Ernst & Young in 1998, Mr. Boland served for 22 years as a partner of Ernst & Young in various roles including Vice Chairman and Regional Managing Partner, as well as a member of the firm's Management Committee from 1988 to 1996, and as Vice Chairman of National Accounts from 1997 to his retirement. Mr. Boland is a Director of The Sherwin-Williams Company (NYSE), Cleveland, Ohio, a manufacturer and distributor of coatings and related products, and is a Trustee of Leadership Cleveland, the Great Lakes Science Center, Bluecoats, Inc. and The 50 Club of Cleveland.

     Whitney Evans has been a Director since 1980. From 1980 to the present, Mr. Evans has been a private investor. From 1998 to 2000, Mr Evans was a Director of Victory Technology, Inc. and was Chairman of the Board of Directors. Victory Technology, Inc. is an internet based distance learning company based in Sonoma, Ca. From 1983 to 1997, Mr. Evans was an officer and a Director of Pine Tree Investments, Inc., Cleveland, Ohio, a business and real estate investment firm.

     E. P. Nalley has been a Director since 1983. From 1987 to 1991 when he retired, Mr. Nalley was the Company's Senior Vice President - Sales and Assistant to the President. Mr. Nalley is now a private investor. Mr. Nalley also serves as a Director of Royal Appliance Manufacturing Co. (NYSE), Cleveland, Ohio, a manufacturer of vacuum cleaners.

     William M. Weber has been a Director since 1988. In 1994, Mr. Weber became President of Roundcap L.L.C. and a principal of Roundwood Capital L.L.P., a partnership that invests in public and private companies. From 1968 to 1994, Mr. Weber was President of Weber, Wood, Medinger, Inc., Cleveland, Ohio, a commercial real estate brokerage and consulting firm.

    INFORMATION REGARDING MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held four meetings during the fiscal year ended December 31, 2000. The Board of Directors has an Audit Committee, a Compensation Committee, a Nominating Committee and an Investment Committee. The Audit Committee reviews the activities of the Company's independent and internal auditors and various company policies and practices. The members of the Audit Committee are Frank B. Carr, Dan T. Moore, III and William M. Weber. Each of the members of the Audit Committee satisfies the independence and financial literacy requirements of the New York Stock Exchange. The Audit Committee met twice during the last fiscal year. The Compensation Committee approves the grant of stock options and reviews and determines the compensation of certain key executives. The Compensation Committee met one time during the last fiscal year. The Nominating Committee recommends candidates for election as Directors of the Company and will consider all qualified nominees recommended by shareholders. Such recommendations should be sent to Bernadine P. Healy, Chairman of the Nominating Committee, Invacare Corporation, One Invacare Way, P.O. Box 4028, Elyria, Ohio 44036-2125. The Nominating Committee met one time during the last fiscal year. The Investment Committee, which met once during 2000, monitors the status of investments by the Company's Profit Sharing Plan and investments made by the Company's captive insurance subsidiary. During the last fiscal year, each Director attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period he or she served as a Director and (ii) the total number of meetings held by Committees of the Board on which he or she served.


            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors (the "Committee") is responsible for reviewing the Company's existing and proposed executive compensation plans and making determinations regarding the contents of these plans and the awards to be made thereunder. The current members of the Committee are James C. Boland (Chairman), Whitney Evans, Jr., Dr. Bernadine P. Healy and William M. Weber, all of whom are non-employee Directors of the Company.

     Set forth below is a discussion of the Company's compensation philosophy, together with a discussion of the factors considered by the Committee in determining the 2000 compensation of the Company's named executive officers.

     The Committee has determined, as a performance-driven business, that the Company should reward outstanding financial results with commensurate compensation. The Committee's strategy for carrying out this philosophy is to link both annual and long-term executive compensation with the Company's financial and operating performance. The Committee also recognizes the importance of maintaining compensation at competitive levels in order to attract and retain talented executives.

     In order to gauge the competitiveness of the Company's executive compensation levels, the Committee receives market data from an independent consulting firm regarding executive compensation paid by other companies having similar annual revenues, as well as larger employers with which the Company must compete for talent ("Comparable Employers"). The Committee relies on its independent consultant to identify a representative group of potentially competitive employers. In determining the group of Comparable Employers, the independent consultant assembled market data on companies having similar projected revenues, with particular emphasis on durable goods manufacturers. In addition, larger employers are surveyed, as the Committee believes they are also significant competitors for executive talent. Thus, the Committee and its independent consultant believe the Company's most direct competitors for executive talent are not necessarily the companies that would be included in the peer group established to compare shareholder returns. The data is then reviewed and adjusted for the scope of the position within Invacare as compared to the equivalent responsibilities of the survey data. Accordingly, the Comparable Employers are not necessarily the same as those included in the industry indices utilized in the Comparison of Five-Year Cumulative Total Return graph included in this Proxy Statement.

     The Committee also utilizes recommendations from the consulting firm on various facets of the Company's executive compensation program. In general, base salaries are established at market median levels for comparable positions but an opportunity for significantly higher compensation is provided through annual cash bonuses. These opportunities are dependent upon material year-to-year improvement in earnings per share. In addition, long-term compensation is awarded in the form of stock options or in other forms deemed appropriate by the Committee in order to provide key executives with competitive financial benefits, to the extent that shareholder value is enhanced.

     Annual Base Salary. Because the Company has determined to link overall compensation with financial performance, the base salary ranges for its executives are targeted on an annual basis at approximately the 50th percentile of ranges established by Comparable Employers for executives having similar responsibilities. The Committee receives annual survey information from the independent consultant and also reviews annual recommendations from the Chief Executive Officer in order to establish appropriate salary levels for each of the executive officers (other than the CEO). The Committee takes into account whether each executive met key objectives in both financial and operating categories, as well as potential future contributions. A determination is also made as to whether the base salary provides an appropriate reward and incentive for the executive to sustain and enhance the Company's long-term superior performance. Important financial performance objectives (some of which may not be applicable to all executives) include net sales, income from operations, cost controls, earnings before income tax, earnings per share and return on assets. Operating objectives vary for each executive and may change from year-to-year. Financial and operating objectives are considered subjectively in the aggregate and are not specifically weighted in assessing performance. Increases in 2000 base salaries were based on the subjective judgment of the Committee taking into account the CEO's input regarding each executive's achievement of applicable 1999 operating and financial objectives and the targeted salary ranges as determined by the market study received from the independent consultant. Resulting base salaries for the Company's executives, when adjusted for the change of responsibilities within Invacare, were at or near the targeted range (including the CEO).

     In determining the CEO's base salary for 2000, the Committee took into account the survey results regarding a 50th percentile salary range of chief executive officers at Comparable Employers and larger employers who may be competing for executive talent, as well as the financial performance objectives described above. The Committee noted that key acquisition activity occurred in the United States, Europe, and Australia, from 1996 through 1999 under the CEO's leadership. These acquisitions allowed the Company to grow market share and extend current product lines, complement existing businesses, utilize its distribution strength and expand its geographic presence. The CEO is the leading industry spokesperson on behalf of the home medical equipment industry, putting Invacare in a position to help shape public policy instead of being forced to react to change in policy. The Committee noted the favorable legislation that resulted from the activities of the CEO in this area. Substantial progress was also made in meeting the Company's long-term strategic objectives that are set by management and reviewed by the Board each year. It is the Committee's opinion that these objectives are a key to the ongoing success of the Company. They also reflect the CEO's strong understanding of the industry and what is required to continue to sustain superior financial and operating performance. The Committee also believes that the CEO has instituted actions that keep the Company's strategic direction in line with the ever-changing marketplace in which the Company operates. This includes his leadership role in identifying strategic initiatives that need to be accelerated to keep the Company competitive and recognizing the costs and benefits associated with these initiatives.

     Annual  Cash  Bonus.   Consistent   with  its  philosophy   that  executive
compensation should be linked with the Company's financial performance, the Committee has determined that annual total cash compensation (salary plus bonus) should be targeted at the 75th market percentile of Comparable Employers when the Company meets commensurately challenging financial goals, as previously outlined, in addition to subjective factors as the Committee deems appropriate.

     With the assistance of the independent consultant, the Committee has determined (and annually reviews) the appropriate bonus targets for each executive officer (as a percentage of his or her salary) so that annual total cash compensation for such executive officer will reach the 75th market percentile if targeted earnings per share objectives are achieved, but with unlimited potential. During this process, the Committee may also determine that an executive's performance (taking into account the same factors discussed above with respect to base salary) and level of responsibilities warrant a change in the bonus target percentage from the market norm.

     Each year, the Committee considers the recommendation from the CEO regarding the appropriate target for that year's earnings per share at which target bonuses will be earned. Under normal conditions, no bonuses are payable if earnings per share before unusual or non-recurring charges does not improve over the prior year and bonuses increase on a linear basis if earnings per share exceeds the targeted level. Targeted earnings per share before unusual items is generally set at a level which the Committee believes is challenging but achievable and when achieved the executives are deserving of compensation at the 75th market percentile.

     The CEO's annual cash bonus was targeted to approximate the 75th percentile of total cash compensation paid to chief executive officers by Comparable Employers if the Company's earnings per share objective set by the Committee was achieved. In determining the level of total cash compensation to be targeted for the CEO in 2000, the Committee took into account the same factors and events described above under "Annual Base Salary". Actual earnings per share improved over 1999 and exceeded the internal targets established for the year. The total cash compensation paid for 2000, including bonus, was at the targeted 75th market percentile as determined by the Committee.

     Survey data from the independent consultant indicates that the Company's annual executive bonuses as a percent of net income at target levels remain competitive with Comparable Employers.

     Long-Term Compensation Program. The Company's long-term compensation program is based on the award of stock options as well as other forms deemed appropriate by the Committee. Total long-term compensation is targeted at approximately the 75th percentile for long-term compensation by Comparable Employers but with unlimited potential. Stock options generally are issued as non-qualified options under the Invacare Corporation 1994 Performance Plan, are granted at market price, vest in accordance with a schedule established by the Committee and expire after ten (10) years.

     Each year, the Committee determines the appropriate percentage of each executive's salary which should be targeted as long-term compensation. The targeted percentage of salary and the number of options proposed for each executive officer may also be affected by the factors previously described in establishing base salaries. The number of options granted to each executive officer is determined based upon the previously agreed upon target level for long-term compensation and upon the projected value of options as reflected by a valuation formula recommended by the independent consultant. The number of options granted to each executive in 2000 was based on the subjective judgment of the Committee, taking into account the CEO's comments regarding the executive's achievement of the applicable 1999 operating and financial objectives (as described above under "Annual Base Salary") and the targeted range for long-term compensation. No particular weight was assigned to any one operating or financial objective. Outstanding options held by an executive officer are generally not considered when the Committee determines the number of new options to be granted. Utilizing the valuation formula recommended by the Company's independent consultant, options granted to the Company's executives (including the CEO) resulted in a value of long-term compensation at or near the targeted range for each executive.

     The Committee awarded options to the CEO in 2000 based upon the foregoing targets and formula and taking into account the same factors and events utilized in establishing the CEO's base salary for the year.

     The Company made option grants in August 2000 with respect to long-term compensation payable with respect to 2001. This was consistent with the Committee's prior year determination to make option grants in August or September of each year relating to the long-term compensation payable with respect to the following fiscal year in order that the options will be in place and will have the first annual incremental vesting date occur during the fiscal year for which the long-term compensation is payable. In March 2000, the Company also made a special stock option grant to the CEO, COO and CFO. The grants to the COO and CFO vest 100% in 2005 and were made by the Committee as a retention tool for these executives. The grant to the CEO vests over four years depending upon the completion of specific goals related to succession planing.

     Other Matters. The Committee believes that all long-term compensation awarded to key executives in 2000 is "performance-based" and, therefore, will be deductible notwithstanding Section 162(m) of the Internal Revenue Code of 1986. However, the Committee has not adopted a policy with respect to whether all future long-term or other compensation will satisfy the requirements of Section 162(m). The Committee intends to make a determination with respect to this issue on an annual basis.

                                      The Compensation Committee of the
                                      Board of Directors of Invacare Corporation

                                      James  C. Boland, Chairman
                                      Whitney Evans
                                      Dr. Bernadine P. Healy
                                      William M. Weber

                     SHAREHOLDER RETURN PERFORMANCE GRAPHS

     The following graph compares the yearly cumulative total return on the Company's Common Shares against the yearly cumulative total return of the companies listed on the Standard & Poor's 500 Stock Index, the Russell 2000 Stock Index and the Standard & Poor's Midcap Health Services Index.


                    1995     1996      1997      1998      1999      2000
                    ----     ----      ----      ----      ----      ----
Invacare             100      161       128       141       118       202
S&P 500              100      121       158       200       238       214
Russell 2000         100      115       138       133       160       153
Peer Group           100       90        82        77        50        86

* The Standard & Poor's Midcap Health Services Index is a capitalization-weighted index that measures the performance of the medical services sector of the Standard & Poor's Midcap Index. This index contains companies that are affected by many of the same health care trends as Invacare.

The above graph assumes $100 invested on December 31, 1995 in the Common Shares of Invacare Corporation, S&P 500 Index, Russell 2000 Index and the S&P Midcap Health Services Index, including reinvestment of dividends, through December 31, 2000.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The table below shows information for the three years ended December 31, 2000 concerning the annual and long-term compensation for services in all capacities to the Company of the Chief Executive Officer and the four other most highly compensated executive officers of the Company (the "Named Executive Officers") for the year ended December 31, 2000.



                                             SUMMARY COMPENSATION TABLE
 --------------------------------------------------------------------------------------------------------------------
                                                                                      Long-Term
                                                  Annual Compensation                Compensation
                                  ---------------------------------------------- --------------------- -------------
                                                                      Other                               All Other
                                                                      Annual        Securities             Compen-
            Name and                          Salary       Bonus     Compen-        Underlying             sation (1)
       Principal Position           Year      ($)          ($)      sation ($)      Options (#)              ($)
 -------------------------------- ------- ------------ ------------ ------------ --------------------- --------------

 A. Malachi Mixon, III              2000      770,000      760,958       -              391,300  (2)          91,532
      Chairman and Chief            1999      700,000      525,000       -              326,100               82,969
      Executive Officer             1998      635,000      594,400       -              120,750               76,225

 Gerald B. Blouch                   2000      475,000      451,250       -              163,300  (2)         156,679
      President and                 1999      430,000      306,590       -              139,000              152,481
      Chief Operating Officer       1998      392,000      367,000       -               57,600              131,135

 Thomas R. Miklich,                 2000      340,000      308,898       -              143,300  (2)          84,680
     Chief Financial Officer,       1999      310,000      221,030       -              100,100               76,302
     General Counsel,               1998      281,000      263,000       -               41,300               76,597
     Corporate Secretary and
     Interim V.P.-H.R.

 Joseph B. Richey, II               2000      325,000      243,750       -               21,000               74,477
      President-Invacare            1999      310,000      174,530       -               47,100               77,752
      Technologies and Senior       1998      296,000      219,000       -               17,900               70,961
      Vice President-Electronic
      & Design Engineering

 Louis F.J. Slangen                 2000      265,000      165,625       -               21,000               83,220
      Senior Vice President -       1999      250,000      117,250       -               45,800               70,412
      Sales & Marketing             1998      239,000      147,000       -               18,600               67,165

 -------------------------------- ------- ------------ ------------ ------------- ---------------- -- ---------------

(1) The amounts disclosed in this column include: (a) Company contributions in the amount of $3,400 for each of Messrs. Mixon, Blouch, Richey, Miklich and Slangen under the Company's 401(k) plan, a defined contribution plan; (b) Company contributions in the amounts of $25,900, $15,632, $9,991, $6,121 and $7,645 for Messrs. Mixon, Blouch, Richey, Miklich and Slangen, respectively, under the Company's 401(k) Plus Benefit Equalization Plan, a defined contribution plan; (c) Company contributions in the amounts of $6,800, for each of Messrs. Mixon, Blouch, Richey, Miklich and Slangen, under the Company's Profit Sharing Plan, a defined contribution plan; (d) Company contributions in the amounts of $45,380, $25,480, $14,760, $16,520 and $9,480 for Messrs. Mixon, Blouch, Richey, Miklich and Slangen, respectively, under the Company's Profit Sharing Benefit Equalization Plan, a defined contribution plan; (e) the payment of premiums on group term life insurance policies of $2,322, $2,879, $4,150, $1,911 and $1,166 for Messrs.
     Mixon, Blouch, Richey, Miklich and Slangen, respectively; (f) the dollar value of compensatory split-dollar life insurance benefits, under the Company's Executive Life Insurance Plan, in the amounts of $94,041, $33,348, $45,500 and $51,492 for Messrs. Blouch, Richey, Miklich and
     Slangen, respectively (Mr. Mixon is not covered by a split-dollar life insurance benefit); (g) payments by the Company, related to premiums under the Company's Executive Disability Income Plan, in the amounts of $8,447, $2,028, $4,428 and $3,237 for Messrs. Blouch, Richey, Miklich and Slangen, respectively (Mr. Mixon does not participate in the Company's Executive Disability Income Plan); and (h) payment by the Company for the premium of a disability insurance policy for Mr. Mixon amounting to $7,730.

(2) As described under "Compensation Committee Report on Executive Compensation," the Company made two sets of stock option grants in 2000: one in March of 2000 that related to special long-term compensation, and one in August of 2000 that related to 2001 long-term compensation, both of which have been aggregated for purposes of the above Table.

                           COMPENSATION OF DIRECTORS

     The Company paid all Directors who were not employees ("Non-employee Directors") a $19,500 annual retainer plus $2,000 per Board meeting attended. Further, Non-employee Directors are eligible to defer compensation payable by the Company for their services as a Director pursuant to the Invacare Corporation 1994 Performance Plan. Messrs. Boland, Delaney, Evans, Healy and Moore elected to defer $28,500, $2,950, $14,250, $29,500 and $30,500 respectively of their 2000 compensation and were issued stock options at a 25% discount in accordance with the Plan. In addition, the Non-employee Directors were eligible for a bonus of $4,000 based on profit objectives for 2000. Based on 2000 operating results, each of the Non-employee Directors have been paid $6,000 as the Company's profit exceeded the target level set at the beginning of the year. For 2001, the Non-employee Directors are eligible to receive a bonus of $4,000 if certain profit objectives are met. The bonus amount can be increased if those objectives are exceeded.


                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table shows, for the Named Executive Officers, the stock options granted in 2000 under the Invacare Corporation 1994 Performance Plan. As described under "Compensation Committee Report on Executive Compensation," the Company made two sets of stock option grants in 2000: one in August of 2000 that related to 2000 long-term compensation, and a special stock option grant to the CEO, COO and CFO in March of 2000 that related to 2001 special long-term compensation, both of which are set forth in the table below:

--------------------------------------------------------------------------------
                                Individual Grants
--------------------------------------------------------------------------------
                               Number       % of
                                of          Total
                             Securities     Options      Exercise
                             Underlying    Granted to     Price                        Potential Realizable Value
                               Options      Employees      (3)                          at Assumed Annual Rates
                             Granted (2)    in Fiscal    ($ per      Expiration       of Share Price Appreciation
          Name                   (#)          Year        Share)        Date              for Option Term (1)
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
                                                                                          5% ($)               10%($)
------------------------------------------------------------------------------------------------------------------------

A. Malachi Mixon, III          250,000         37.0%       23.44        3/7/10         3,685,000             9,339,000
                               141,300                     25.13       8/24/10         2,233,000             5,659,000
Gerald B. Blouch               100,000         15.4%       23.44        3/7/10         1,474,000             3,736,000
                                63,300                     25.13       8/24/10         1,000,000             2,535,000
Thomas R. Miklich              100,000         13.5%       23.44        3/7/10         1,474,000             3,736,000
                                43,300                     25.13       8/24/10           684,000             1,734,000
Joseph B. Richey, II            21,000          2.0%       25.13       8/24/10           332,000               841,000
Louis F.J. Slangen              21,000          2.0%       25.13       8/24/10           332,000               841,000

All Shareholders (4)               N/A           N/A         N/A          N/A        915,200,000         2,328,700,000

-------------------------- ---------------- ------------ ----------- ------------- ---------------- -- -----------------

(1) Potential Realizable Value is based on assumed annual growth rates for the term of the option. The assumed rates of 5% and 10% are set by the Securities and Exchange Commission and are not intended to be a forecast of the Company's Common Share price. There is no assurance that the value realized will be at or near the value estimated in the Potential Realizable Value applied to value the stock options. Actual gains, if any, on stock options exercised are dependent on the actual performance of the stock.

(2) Options become 100% exercisable on March 5, 2005 (with respect to the grants in March 2000) and September 30 (with respect to the grants in August 2000), over four years at a rate of 25% per year, commencing in 2001.

(3) The exercise price is equal to the fair market value of the Company's Common Shares on the date of grant.

(4) The potential gain realizable by all shareholders (based on 28,575,687 Common Shares and 1,432,599 Class B Common Shares as of March 7, 2000 and 28,726,480 Commons Shares and 1,412,031 Class B Common Shares as of August 24, 2000 outstanding, at the fair market value exercise prices of $23.44 and $25.13 per share as of the grant dates of March 7 and August 24, 2000, respectively) at 5% and 10% assumed annual rates over a term of 10 years is provided as a comparison to the potential gain realizable by the Named Executive Officers at the same assumed annual rates of appreciation in share value over the same 10-year term. The value of a Common Share would appreciate to approximately $38.00 and $61.00 per share for the March 2000 grants and $41.00 and $65.00 per share for the August 2000 grants at the assumed 5% and 10% annual growth rates, respectively.

     Each of the options issued under the Stock Option Plans includes a provision which provides that the option shall become immediately exercisable (notwithstanding any vesting schedule otherwise contained in the option) upon the commencement of a tender for the Company's Common Shares or at any time within 90 days prior to a dissolution, liquidation or certain mergers or consolidations of the Company. Upon the occurrence of such a merger or consolidation, the option shall be subject to such adjustment or amendment as the Compensation Committee of the Board of Directors deems appropriate and equitable. Under the terms of the Stock Option Plans, the Committee may also grant reload options under such circumstances as it deems appropriate.


                   OPTION EXERCISES AND YEAR-END VALUE TABLE

     The table below shows information with respect to options exercised by, and the value of unexercised options under the Stock Option Plans for, the Named Executive Officers.

    --------------------------------------------------------------------------------------------------------------------

                           Aggregated Option Exercises in 2000 and Option Value at Year-End 2000

    --------------------------------------------------------------------------------------------------------------------
                                                                Number of Securities       Value of Unexercised In-the-
                                 Number of                     Underlying Unexercised            Money Options at
                                   Shares         Value        Options at 12/31/00 (#)            12/31/00 (2)($)
                                Acquired on     Realized    ---------------------------- -------------------------------
           Name                 Exercise (#)     (1) ($)     Exercisable  Unexercisable   Exercisable     Unexercisable
    -------------------------- --------------- ------------ ---------------------------- -------------------------------
    A. Malachi Mixon, III          140,400      3,425,400      552,521     728,149       8,225,759        8,161,247
    Joseph B. Richey, II            57,200      1,476,475      214,715      75,525       3,898,204          848,995
    Louis F.J. Slangen              40,940        785,401      107,425      69,775       1,720,950          790,025
    Gerald B. Blouch                40,000        907,500      297,490     313,850       4,765,967        3,508,066
    Thomas R. Miklich               22,800        282,818      118,575     253,525       1,336,920        2,824,311

   --------------------------- ------------- -------------- ------------ ----------- ---------------- -----------------

(1) Represents the difference between the option exercise price and the closing price of the Common Shares on the NYSE on the date of exercise.

(2) The "Value of Unexercised In-the-Money Options at 12/31/00" is equal to the difference between the option exercise price and the closing price of $34.25 of a Common Share on the NYSE on December 31, 2000.


                                 PENSION PLANS

     The Company has established a Supplemental Executive Retirement Plan for certain executive officers to supplement other savings plans offered by the Company to provide a specific level of replacement compensation for retirement. The annual benefit is a single-life annuity in an amount equal to a portion of final earnings (maximum is 50% at 15 years of service). This annual benefit is reduced by the annual value of the Company contributions to the qualified Profit Sharing Plan, Company contributions to the nonqualified 401(k) Plus and Profit Sharing Equalization Plans, and one-half of the annual Social Security benefit plus other offsets. The plan is a nonqualified plan and therefore the benefits accrued under this plan are subject to the claims of the Company's general creditors in the event of bankruptcy. The benefits will be paid (i) from an irrevocable grantor trust funded from the Company's general funds or (ii) directly by the Company from general funds.

     The following table reflects the estimated annual single-life annuity payment, without reductions for applicable offsets, payable to a participant retiring in 2000 at age 65.


                                 Pension Table

      ---------------------------- ---------------------------------------
                              Years of Service (2)
                     ------------ ------------- ------------
           Remuneration (1)               5          10            15
      ---------------------------- ------------ ------------- ------------

                  200,000              33,333       66,667       100,000
                  300,000              50,000      100,000       150,000
                  400,000              66,667      133,333       200,000
                  500,000              83,333      166,667       250,000
                  600,000             100,000      200,000       300,000
                  700,000             116,667      233,333       350,000
                  800,000             133,333      266,667       400,000
                  900,000             150,000      300,000       450,000
                1,000,000             166,667      333,333       500,000
                1,100,000             183,333      366,667       550,000
                1,200,000             200,000      400,000       600,000
      ---------------------------- ------------ ------------- ------------

(1) Remuneration for purposes of calculating pension benefit based on final base salary and target bonus.

(2) The pension benefits represent annual single-life annuity values subject to reduction by applicable offsets (as described above). For purposes of estimating a pension benefit as of December 31, 2000, the current years of service credited for the Named Executive Officers are 20, 15, 16, 15 and 15 years for Messrs. Mixon, Blouch, Richey, Miklich and Slangen, respectively.


          TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

     Severance Pay Agreements. To ensure continuity and the continued dedication of key executives during any period of uncertainty caused by the possible threat of a takeover, the Company has entered into severance pay agreements with certain key executives, including each of the Named Executive Officers. In the event there is a Change of Control (as that term is defined in the agreements) of the Company and the employment of the contracting executive terminates under certain conditions described in the agreements at any time during the three year period following a Change of Control of the Company, the executive will receive an agreed upon amount of severance pay.

     For all of the Named Executive Officers, the severance pay agreements provide that upon termination for any reason other than death, Disability, by the Company for Cause or by the executive for other than Good Reason (as such terms are defined in the agreements), the executive will receive, in addition to accrued salary, bonus and vacation pay: (a) a lump sum cash amount equal to three times annual base salary plus the executive's target bonus; (b) continued participation in the Company's employee welfare benefit plans and other benefit arrangements for a period of three years following termination; (c) 401(k), 401(k) Plus, profit sharing and retirement benefits so that the total retirement benefits received will be equal to the retirement benefits which would have been received had such executive's employment with the Company continued during the three year period following termination; and an additional amount which will offset, on an after-tax basis, the effect of any excise tax which the executive is subject to under Section 4999 of the Code relating to his receipt of "excess parachute payments."

     The salary and other benefits provided by the severance pay agreements will be payable from the Company's general funds. The Company has agreed to indemnify such executives for any legal expense incurred in the enforcement of their rights under the severance pay agreements.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee of the Board of Directors during 2000 were James C. Boland, Whitney Evans, Dr. Bernadine P. Healy and William M. Weber.

     During 1996, the Company became an investor in Unique Mobility, Inc., a world leader in the development of high performance DC Motors. Mr. Richey serves on the Unique Mobility board of directors. During 2000, the Company purchased Gearless/Brushless motors from Unique Mobility for approximately $2,100,000.

     During 2000, the Company purchased travel services from a third party private aircraft charter company. One of the aircrafts available to be used by the charter company is owned by Messrs. Mixon and Richey. The Company paid approximately $453,000 to the charter company for use of the aircraft owned by Messrs. Mixon and Richey. Invacare believes that the prices and terms charged are no less favorable than those which could be obtained from unrelated parties.

     As of March 2001, Mr. Miklich was indebted to the Company based on a loan approved by the Compensation Committee pursuant to its executive compensation philosophy and the Company's overall compensation program. The amount outstanding as of March 2001, was approximately $1.3 million and is interest bearing and payable upon demand of the Company.


                       AUDIT COMMITTEE AND RELATED MATTERS

Report of the Audit Committee

     The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. The Audit Committee's activities are governed by a written charter adopted by the Board of Directors, a copy of which is attached to this Proxy Statement as Appendix A.

     Management has the primary responsibility for the Company's financial statements and the reporting process, including the system of internal controls. The independent auditors audit the annual financial statements prepared by management and express an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States. The Audit Committee monitors these processes.

     In this context, the Audit Committee met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company's financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the audited financial statements with management and the independent auditors, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of specific judgments and the clarity of disclosures in the financial statements. The Audit Committee also discussed with the independent auditors such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards.

     In addition, the independent auditors provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees), related to the auditors' independence. The Audit Committee discussed with the independent auditors the auditors' independence from the Company and its management and considered the compatibility of non-audit services with the auditors' independence.

     The Audit Committee discussed with the Company's financial management and independent auditors the overall scope and plans for the audit. The Audit Committee also met with the independent auditors, with and without management present, to discuss the results of the examinations, their evaluation of the Company's internal controls and the overall quality of the Company's financial reporting. In addition, the Audit Committee considered other areas of its oversight relating to the financial reporting process that it determined appropriate.

     Based on the reviews and discussions referred to above, the Audit
Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.

                                                  AUDIT COMMITTEE
                                                   Frank B. Carr
                                                 Dan T. Moore, III
                                                  William M. Weber


                              INDEPENDENT AUDITORS

     The Board of Directors, upon recommendation of the Audit Committee, has re-appointed Ernst & Young L.L.P. as independent auditors to audit the financial statements of the Company for the fiscal year ending December 31, 2001. Fees for services rendered by Ernst & Young L.L.P. for the last fiscal year were:

                         Financial Information Systems
    Audit Fees           Design and Implementation Fees      All Other Fees
    ----------           ------------------------------      --------------
    $611,000                         $0                        $1,822,000

     Fees for all other services included audit related services of $335,000, primarily for statutory audits and business acquisitions, and nonaudit services of $1,487,000, primarily for tax compliance and tax consulting services.

     Representatives of Ernst & Young L.L.P. are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.


                                 OTHER MATTERS

     The Board of Directors does not know of any matters to be presented at the Annual Meeting other than those stated in the Notice of Annual Meeting of Shareholders. However, if other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying Proxy to vote in accordance with their best judgment on such matters in the absence of instructions to the contrary. Any shareholder who wishes to submit a proposal for inclusion in the proxy material to be distributed by the Company in connection with its Annual Meeting of Shareholders to be held in 2002 must do so no later than December 17, 2001. To be eligible for inclusion in the 2002 Proxy material of the Company, proposals must conform to the requirements set forth in Regulation 14A under the Exchange Act.

     The Company may use its discretion in voting Proxies with respect to Shareholder proposals not included in the Proxy Statement for the Annual Meeting of Shareholders to be held in 2002, unless the Company receives notice of such proposals prior to March 1, 2002.

         Upon the receipt of a written request from any shareholder, the Company will mail, at no charge to the shareholder, a copy of the Company's 2000 Annual Report on Form 10-K, including the financial statements and schedules required to be filed with the Securities and Exchange Commission pursuant to Rule 13a-1 under the Exchange Act, for the Company's most recent fiscal year. Written requests for such Report should be directed to:


                 Shareholder Relations Department
                 Invacare Corporation
                 One Invacare Way, P.O. Box 4028
                 Elyria, Ohio 44036-2125

You are urged to sign and return your Proxy promptly in the enclosed return envelope to make certain your shares will be voted at the Annual Meeting.

                       By order of the Board of Directors



                       /S/ Thomas R. Miklich
                       ---------------------------
                       Thomas R. Miklich,
                       Secretary

Appendix A

Audit Committee Charter

Mission Statement

     Assist the Board of Directors in fulfilling its oversight responsibilities related to internal control, financial reporting, compliance with laws and regulations, compliance with the Company's legal and ethical conduct policy and the conduct of internal and external audit activities.

Functions

     Review the Company's independent auditors, the scope of the upcoming annual audit procedures to be utilized, and the cost of audit.

     Review with the chief financial officer and/or corporate controller the annual internal audit plan for the coming year and the coordination of such programs with the independent auditors.

     Review with the independent auditors the results of the annual audit, any deviations in the proposed audit procedures, and any recommendations for improvement of internal control.

     Review with the chief financial officer and/or corporate controller the progress on the proposed internal audit plan for the year, a summary of findings, and reasons for any deviation from the original plan.

     Review with the independent auditors any matters or recommendations regarding the Company which the independent auditors may wish to bring to the attention of the Board of Directors.

     Review of the Company's annual financial statements and footnotes thereto with the independent auditors and management of the Company prior to the release of the annual report to determine that the independent auditors are satisfied with the content and disclosure of the financial statements, be informed of procedures involved in developing quarterly financial information, and the extent of external auditor involvement in quarterly reviews.

     Make available at all Committee meetings sufficient opportunity for the independent auditors to meet with the Committee without management of the Company present.

     Sufficient opportunity will likewise be made available for management to meet confidentially with the Committee and for the chief financial officer and/or corporate controller to meet confidentially with the Committee. The independent auditors have private and confidential access to the Committee at all times. If the Company has an internal audit function, the internal auditors will also have such access.

     Make inquiries of management, independent auditors and the chief financial officer and/or corporate controller so the Committee can report to the Board of Directors that the Company's accounting and reporting practices are in accordance with all applicable requirements.

     Evaluate whether management is setting appropriate tone at the top with respect to internal control and is communicating the importance of internal control throughout the organization.

     Review systems in place for monitoring compliance with laws and regulations and obtain periodic updates from the general counsel.

     Review and ensure that the legal and ethical conduct policy is communicated throughout the organization and that management has set the appropriate tone at the top by stressing the importance of the policy and compliance thereto.

Members

     The Committee shall be appointed by the Board of Directors and shall be comprised of at least three directors; each of who is independent of management and the Company. Members of the Committee shall be considered independent if they have no relationship that may interfere with the exercise of the independence from management and the Company. All Committee members shall be financially literate and at least one member shall have accounting or related financial management experience.

Quorum

     A majority of the members.

Chairman

     Elected annually by the Board of Directors.

Term

     Shall serve until their successors are elected.

Reports

     All action shall be reported to the Board of Directors at the Board's first regular meeting thereafter.

                              INVACARE CORPORATION
                PROXY FOR COMMON SHARES AND CLASS B COMMON SHARES

                 Annual Meeting of Sareholders --- May 24, 2001
           This Proxy is solicited on behalf of the Board of Directors

     The undersigned hereby (i) appoints A. MALACHI MIXON, III, WHITNEY EVANS and JOSEPH B. RICHEY, II, and each of them, as Proxy holders and attorneys, with full power of substitution, to appear and vote all the Common Shares and Class B Common Shares of INVACARE CORPORATION, which the undersigned shall be entitled to vote at the Annual Meeting of Shareholders of the Company, to be held at the Lorain County Community College, Spitzer Conference Center, 1005 North Abbe Road, Elyria, Ohio on Thursday, May 24, 2001 at 10:00 A.M. (EDT) and at any adjournments thereof, hereby revoking any and all Proxies heretofore given, and
(ii) authorizes and directs said Proxy holders to vote all the Common Shares and Class B Common Shares of the Company represented by this Proxy as follows, with the understanding that if no directions are given below, said shares will be voted "FOR" the election of the four Directors nominated by the Board of Directors.

(1)  ELECTION OF DIRECTORS.

(  )  FOR all nominees listed (except as    (  )  WITHHOLD AUTHORITY to vote for
      marked to the contrary below)               all nominees listed

    Gerald B. Blouch, John R. Kasich, Joseph B. Richey, II, and Dan T. Moore

(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the following line.)
________________________________________________________________________________

                                      (Continued and to be signed on other side)



                      (Proxy --- continued from other side)


(2) In their discretion to act on any other matters which may properly come before the Annual Meeting.




                                        Dated____________________________ , 2001


                                          ______________________________________

                    Your signature to the Proxy form should be exactly the same as the name imprinted hereon. Persons signing as executors, administrators, trustees or in similar capacities should so indicate. For joint accounts, the name of each joint owner must be signed.

       Please date, sign and return promptly in the accompanying envelope.